Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Third Quarter 2008 Results
Earnings per share more than triple from prior-year quarter;
EBITDA expands by nearly 50% versus the year-ago quarter;
Company forecasts record financial results for calendar year 2008
Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/2008	9/30/2007	9/30/2008	9/30/2007

Revenues	$769.5	$599.2	$2,253.9	$1,769.2
Income from Operations	87.8	49.8	373.2	154.5
Net Income	97.8	27.3	292.0	93.6
Fully Diluted EPS	0.68	0.19	2.02	0.65

Adjusted EBITDA[1]	$159.9	$108.5	$590.3	$328.8

1/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
ST. LOUIS (October 27, 2008) – Arch Coal, Inc. (NYSE:ACI) today reported third quarter 2008 net income of $97.8 million, or $0.68 per fully diluted share, compared with $27.3 million, or $0.19 per fully diluted share, in the prior-year period. The company earned $87.8 million in income from operations, representing a 76 percent increase from the third quarter of 2007. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) rose 47 percent from the year-ago quarter to reach $159.9 million. Arch also recorded $769.5 million in consolidated revenues, a 28 percent increase from the prior-year period.
“Arch Coal continued to deliver strong operating results in the third quarter, with substantial increases in our key earnings metrics – EPS, operating income and EBITDA,” said Steven F. Leer, Arch’s chairman and chief executive officer. “All operating regions contributed to this success – particularly Central Appalachia, whose per-ton operating margin expanded nearly nine-fold from the year-ago quarter.”
Arch’s trading and optimization function reported an $18.4 million loss in the third quarter of 2008, which was more than offset by a $26.9 million income tax benefit for the three months ended September 30, 2008. During the third quarter, Arch reached a settlement with the Internal Revenue Service (“IRS”) related to the company’s 1998 acquisition of its western assets, triggering the release of the company’s remaining valuation allowance in the quarter just ended. The company anticipates that the settlement will reduce cash taxes during the next several years.

For the first nine months of 2008, Arch’s net income more than tripled, and income from operations more than doubled, when compared with the first nine months of 2007. Over the same time period, the company earned a record $590.3 million in EBITDA, representing an 80 percent increase from the prior-year period.
“Despite a near-term softening of coal demand, we remain on pace to deliver our best financial performance in company history,” said Leer. “Our EBITDA contribution thus far in 2008 has surpassed Arch’s annual record EBITDA set in 2006. Also, the company’s year-to-date export sales already exceed last year’s total – and will extend from the East Coast, Gulf of Mexico and now West Coast ports.”
“Looking ahead, we continue to expect a strong financial performance in 2009 despite a weaker global economic environment,” added Leer. “Dynamic market conditions should continue to benefit our strong Central Appalachian and Western Bituminous operations given broad industry supply challenges in those regions. Also, increased competition for Powder River Basin coal from eastern U.S. generators, new coal power plant start-ups and international customers should help to improve market fundamentals in that region as next year unfolds.”
Arch Takes Steps to Strengthen Balance Sheet and Enhance Shareholder Value
“Given the unprecedented economic events that have unfolded since July, we are pleased to report strong operating cash flows in the third quarter and for the first nine months of 2008,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “We also made select financial decisions in the quarter that will benefit the company and our shareholders – namely strengthening our cash and credit position in response to the financial crisis, as well as repurchasing company stock during this volatile period in U.S. financial markets.”
In response to tightening credit conditions in financial markets, the company elected to increase its cash position, which totaled $41 million at September 30, while reducing its debt-to-total-capital ratio to 43 percent. The company also generated $508 million in operating cash flow during the first nine months of 2008, more than a 90 percent improvement from the prior-year period. At September 30, Arch had roughly $660 million of committed total liquidity, comprised of cash on hand and approximately $620 million available to be borrowed under its bank facility and accounts receivable securitization program.
Arch also repurchased 1.5 million shares of its outstanding common stock at an average price of $35.62 per share in the third quarter of 2008. These repurchases were funded by operating cash flows. Since the company’s board authorized the 14-million-share common stock repurchase program in September 2006, Arch has repurchased a total of 3.1 million shares.
In September, Standard & Poor’s Rating Services raised its corporate credit rating on Arch Coal to BB. This upgrade reflects the agency’s expectation of Arch’s strengthening credit profile and potential for significant free cash flow generation in coming years.

Arch’s Operations Execute a Solid Quarterly Performance
“Arch’s operations ran well and overcame challenges in the third quarter,” said John W. Eaves, Arch’s president and chief operating officer. “In particular, our Central Appalachian segment achieved record quarterly results, benefiting from strong metallurgical and steam coal pricing. Our results demonstrate the ability to effectively manage through ongoing challenges, including cost inflation, extended longwall moves and weakening market conditions in the Powder River Basin, driven by milder summer weather and a slowing U.S. economy.”
“Going forward, we will continue to execute a market-driven strategy, which seeks to match production levels to our best estimate of market demand,” continued Eaves. “As a result, we have elected to idle a dragline and a shovel at our Powder River Basin operations in the fourth quarter. We believe this operating decision – along with continued rigorous cost control – will create long-term value for our shareholders.”

	Arch Coal, Inc.
	3Q08	2Q08	3Q07

Tons sold (in millions)	34.8	34.4	34.0
Average sales price per ton	$20.38	$21.04	$16.02

Cash cost per ton	$14.59	$14.75	$12.44
Cash margin per ton	$5.79	$6.29	$3.58

Total operating cost per ton	$16.65	$16.83	$14.15
Operating margin per ton	$3.73	$4.21	$1.87

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table. A supplemental regional schedule for all quarters beginning with FY06 can be found at http://investor.archcoal.com.
During the third quarter of 2008, consolidated average sales price per ton declined $0.66, while consolidated per-ton operating costs declined $0.18 compared with the second quarter, resulting from a higher percentage of Powder River Basin coal in the company’s overall volume mix. Consolidated per-ton operating margin doubled from the year-ago quarter to reach $3.73 in the third quarter of 2008; however, operating margin declined $0.48 per ton compared with the record $4.21 per ton earned during the second quarter of 2008.

	Powder River Basin
	3Q08	2Q08	3Q07

Tons sold (in millions)	26.2	24.8	25.9
Average sales price per ton	$11.21	$11.38	$10.66

Cash cost per ton	$9.27	$9.29	$8.25
Cash margin per ton	$1.94	$2.09	$2.41

Total operating cost per ton	$10.41	$10.44	$9.41
Operating margin per ton	$0.80	$0.94	$1.25

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.

In the Powder River Basin, Arch’s third quarter 2008 sales volume increased 1.4 million tons compared with the second quarter, as rail service rebounded from severe weather events that hampered shipments in the prior-quarter period. Average sales price per ton declined $0.17 over the same time period, primarily reflecting lower premiums on Arch’s contract portfolio due to the decreased value of sulfur-dioxide emission allowances. Third quarter 2008 per-ton operating costs declined slightly versus the second quarter, as the benefit of higher volume levels and cost-control efforts offset ongoing operating cost pressures. Arch’s Powder River Basin segment earned $0.80 per ton in operating margin in the third quarter of 2008 versus $0.94 per ton in the prior-quarter period.

	Western Bituminous Region
	3Q08	2Q08	3Q07

Tons sold (in millions)	5.1	5.7	5.1
Average sales price per ton	$26.76	$29.91	$25.16

Cash cost per ton	$19.01	$18.90	$17.38
Cash margin per ton	$7.75	$11.01	$7.78

Total operating cost per ton	$22.69	$22.37	$20.73
Operating margin per ton	$4.07	$7.54	$4.43

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
In the Western Bituminous region, third quarter 2008 sales volume declined more than 10 percent compared with the second quarter due to two longwall moves in the region. Average sales price per ton declined $3.15 over the same time period, reflecting fewer open market sales and a less favorable mix of customer shipments. Third quarter 2008 per-ton operating costs increased $0.32 compared with the prior-quarter period, as the impact of lower volumes and the cost of the longwall moves more than offset the benefit of lower sales-related costs and cost-control efforts. Arch’s Western Bituminous operations earned $4.07 per ton in operating margin in the third quarter of 2008 compared with $7.54 per ton earned in the prior-quarter period.

	Central Appalachia
	3Q08	2Q08	3Q07

Tons sold (in millions)	3.5	3.9	3.0
Average sales price per ton	$78.95	$69.54	$46.41

Cash cost per ton	$47.56	$43.43	$39.87
Cash margin per ton	$31.39	$26.11	$6.54

Total operating cost per ton	$54.11	$49.38	$43.55
Operating margin per ton	$24.84	$20.16	$2.86

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table.
In Central Appalachia, third quarter 2008 sales volume declined 0.4 million tons compared with the second quarter. Average sales price per ton increased $9.41 over the same time period, benefiting from higher pricing on metallurgical and pulverized coal injection (“PCI”) sales. Third quarter 2008 per-ton operating costs rose $4.73 versus the second quarter, driven by higher sales-sensitive costs as well as the impact of lower volumes attributable to the traditional third quarter miner-vacation period. Arch’s Central Appalachian segment earned a record operating margin of $24.84 per ton in the third quarter of 2008, a 23 percent increase from the prior-quarter period.

Arch Signs Attractive Domestic and Export Sales Agreements in Third Quarter
Coal index pricing across Arch’s key operating basins declined in the third quarter of 2008 compared with the second quarter, but remains substantially above year-ago levels. Forward year steam coal index pricing has more than doubled for the Central Appalachian and Western Bituminous regions, and has risen 80 percent for the Powder River Basin, since the third quarter of 2007.
“While coal index pricing has declined from the record highs experienced during the first half of 2008, forward year index levels remain strong and represent a meaningful improvement from Arch’s third quarter average realization levels,” said Eaves. “More importantly, the physical contract market remains well above the paper index market. As a result, Arch is well positioned to capitalize on this continuing pricing strength as we seek to place our remaining uncommitted volumes.”
During the third quarter of 2008, Arch signed sales commitments for meaningful volumes of Powder River Basin coal for 2009 delivery at average prices nearly 60 percent above – and for 2010 delivery at average prices more than 80 percent above – the company’s average realized price in the region in the third quarter of 2008. Arch also increased shipments to non-traditional and traditional Powder River Basin customers to test and increase burn of its coal in the quarter just ended. In addition, the company has entered into an agreement to begin testing its Powder River Basin coal in Chinese power plants, with shipments arranged off the West Coast.
Also during the third quarter, Arch signed selective sales agreements in Central Appalachia for PCI coal for 2009 delivery, at average netback mine prices in the range of $175 to $195 per short ton. In recent weeks, the company also selectively committed coal into metallurgical markets for 2009 delivery, at average netback mine prices above $200 per short ton. Additionally, in the Western Bituminous region, Arch entered into sales agreements for modest volumes for 2009 delivery, at more than 2.5 times the company’s average realized price in the region during the third quarter of 2008.
Based on Arch’s current expected production during the next two years, the company now has unpriced volumes of 30 million to 40 million tons in 2009 and 75 million to 85 million tons in 2010.
“The attractive price levels signed during the quarter should help to expand Arch’s future profitability,” said Eaves. “We’ve also begun executing our strategy to unlock additional value from the Powder River Basin. Increasing market penetration further East, diversifying the customer base to include international – and specifically Asian – players, and building an export platform for future growth remain our key priorities for 2009.”
“At the same time, we will remain patient in signing contracts, preferring to leave our low-cost reserves in place for future development if expected returns are not satisfactory,” added Eaves. “This strategy should provide the best long-term value for our shareholders.”

Long-Term Market Fundamentals Remain Intact Despite Near-Term Trends
Milder weather patterns and slowing U.S. economic activity have impacted coal consumption in 2008. On the domestic demand side, the Edison Electric Institute estimates that year-to-date electric power demand has declined approximately 1.0 percent through the third week of October. This decline reflects cooler weather trends affecting major coal consuming regions this summer, along with weaker economic conditions in the country’s industrial and commercial segments. Arch estimates that year-to-date coal consumption for power generation has declined roughly 0.5 percent through September 30.
On the supply-side, year-to-date U.S. coal production has increased approximately 13 million tons through the third week of October, according to government estimates. Nearly one-half of the estimated production increase is attributable to Central Appalachia, where further production increases are being hampered by severe cost pressures and labor challenges, regulatory hurdles and difficult geologic conditions, as demonstrated by recent announcements of production cutbacks and force majeures in the region.
U.S. generator coal stockpile levels are now estimated to have reached 145 million tons at the end of September 2008 – a 51-day supply – compared with 144 million tons, or a 50-day supply, in the year-ago time period.
However, Arch believes U.S. coal industry fundamentals remain intact despite near-term trends. The company estimates that U.S. coal exports should reach nearly 80 million tons in 2008, while coal imports into the United States will likely plateau at 34 million tons. Based on actual figures released by the U.S. Department of Commerce through August, annualized 2008 net coal exports represent roughly double the year-ago levels.
Additionally, Arch estimates that approximately 15.5 gigawatts of new coal-fueled capacity are under construction in the United States, equating to more than 55 million tons of new coal demand annually. These plants will come online during the next four years, with more than 60 percent of the capacity online by the end of 2010. These figures exclude nearly 2 gigawatts that have come online during 2008.
“While our current near-term coal demand forecast is below our earlier expectations – driven by milder weather and economic concerns – we remain confident in the favorable long-term fundamentals of the coal industry,” said Leer. “Growing coal consumption around the globe is likely to continue to outpace supply growth, presenting an opportunity for the United States to increase its net coal exports. Furthermore, demand growth from new coal plants coming online in the U.S. represents a major growth driver over the next five years. Lastly, coal remains the most abundant and economical fuel source to meet America’s growing energy needs and to help make our energy supply secure for future generations.”
Arch Maintains Focus on Core Values
Arch’s focus on safety and environmental excellence has shown continued progress throughout 2008. Through the end of the third quarter, Arch’s lost-time incident rate marked nearly an 11 percent improvement from its industry-leading 2007 lost-time incident rate, and is on track to deliver one of the best safety performances in company history. Also, Arch’s year-to-date 2008 environmental performance represents more than a 40 percent improvement from its industry-leading 2007 mark, and could set a new company record in environmental compliance.

Also during the third quarter, two of Arch’s subsidiaries – Coal-Mac in Central Appalachia and Thunder Basin’s Black Thunder mine in the Powder River Basin – were honored with national Good Neighbor Awards by the U.S. Department of Interior for demonstrating the nation’s best stewardship practices of the past year. Arch Coal subsidiaries have earned five national Good Neighbor Awards since the program was established in 2003. The Black Thunder mine also won the 28th Annual International Surface Mine Rescue competition held in August.
“We’re pleased that our exemplary stewardship practices and community involvement were recognized at the national level,” said Leer. “Our goal is to continuously improve in three core areas – safety, environmental stewardship and financial performance. We believe that adherence to these values will ultimately translate into superior shareholder return over the long term.”
Arch Lowers Earnings Guidance Range for 2008
Based on the company’s current expectations, Arch is adjusting its 2008 guidance range as follows:
•	We anticipate 2008 sales volume from company-controlled operations to be in the 132 million to 135 million ton range, excluding purchased coal from third parties.

•	Earnings per fully diluted share are expected to be in the $2.30 to $2.55 range.

•	Adjusted EBITDA is expected to be in the $726 million to $781 million range.

•	Capital spending is projected to remain in the $310 million to $340 million range, excluding reserve additions.

•	Depreciation, depletion and amortization expense is expected to be in the $287 million to $292 million range.

•	Arch’s 2008 effective income tax rate is projected to be in the 10 percent to 13 percent range.
“Despite our reduced earnings guidance, we continue to expect 2008 to be a record year for Arch,” said Leer. “We have positioned the company to perform well in weak and robust market cycles given our scale and diversity of operations, low-cost asset base, extensive reserve position and strong balance sheet. While the credit crisis in financial markets will pose challenges for many companies, it may also create opportunities for companies like Arch that have solid liquidity, stable capital requirements and expected cash flow growth.”
“Looking ahead, we remain committed to following a market-driven strategy, with a goal of matching our production levels with market demand, while leaving the remainder of our valuable, low-cost reserves in place for future development,” continued Leer. “This strategy is the right decision for the company and our shareholders, and has helped deliver superior operating results over the complete market cycle.”

“We also believe that the long-term outlook for U.S. coal remains bright,” added Leer. “While there will be cycles of short-term demand destruction coupled with supply challenges and rationalization, we believe the secular uptrend in global energy markets remains intact. Industrialization in developing countries along with continued economic growth in developed nations will create immense challenges in bringing sufficient world energy supplies to market, helping to exert continued upward pressure on commodity prices – and on coal in particular.”
A conference call regarding Arch Coal’s third quarter 2008 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $2.4 billion in 2007. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$769,458	$599,151	$2,253,925	$1,769,245

Costs, expenses and other
Cost of coal sales	567,372	476,434	1,650,259	1,408,188
Depreciation, depletion and amortization	72,185	58,628	217,180	174,238
Selling, general and administrative expenses	22,235	18,868	80,937	59,885
Change in fair value of coal derivatives and coal trading activities, net	18,382	(541)	(65,336)	(1,317)
Other operating expense (income), net	1,533	(4,062)	(2,266)	(26,286)

	681,707	549,327	1,880,774	1,614,708

Income from operations	87,751	49,824	373,151	154,537

Interest expense, net:
Interest expense	(17,019)	(17,151)	(56,228)	(53,142)
Interest income	235	513	1,128	1,637

	(16,784)	(16,638)	(55,100)	(51,505)

Non-operating expense	—	(806)	—	(2,126)

Income before income taxes	70,967	32,380	318,051	100,906
Provision for (benefit from) income taxes	(26,881)	5,100	26,059	7,350

Net income	$97,848	$27,280	$291,992	$93,556

Earnings per common share
Basic earnings per common share	$0.68	$0.19	$2.03	$0.66

Diluted earnings per common share	$0.68	$0.19	$2.02	$0.65

Weighted average shares outstanding
Basic	144,035	142,627	143,885	142,392

Diluted	144,898	144,151	144,848	143,920

Dividends declared per common share	$0.09	$0.07	$0.25	$0.20

Adjusted EBITDA (A)	$159,936	$108,452	$590,331	$328,775

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$41,066	$5,080
Trade accounts receivables	260,564	229,965
Other receivables	24,963	19,724
Inventories	173,862	177,785
Prepaid royalties	52,662	22,055
Deferred income taxes	89,164	18,789
Coal derivative assets	86,545	7,743
Other	42,839	40,004

Total current assets	771,665	521,145

Property, plant and equipment, net	2,655,884	2,463,638

Other assets
Prepaid royalties	66,767	105,106
Goodwill	46,832	40,032
Deferred income taxes	224,448	296,559
Equity investments	86,866	82,950
Other	89,105	85,169

Total other assets	514,018	609,816

Total assets	$3,941,567	$3,594,599

Liabilities
Current liabilities
Accounts payable	$200,891	$150,026
Accrued expenses	181,067	188,875
Coal derivative liabilities	23,544	—
Current maturities of debt and short-term borrowings	385,566	217,614

Total current liabilities	791,068	556,515
Long-term debt	956,490	1,085,579
Asset retirement obligations	231,352	219,991
Accrued postretirement benefits other than pension	62,227	59,181
Accrued workers’ compensation	39,467	41,071
Other noncurrent liabilities	111,206	100,576

Total liabilities	2,191,810	2,062,913

Stockholders’ equity
Preferred stock	—	1
Common stock	1,447	1,436
Paid-in capital	1,378,633	1,358,695
Treasury stock, at cost	(53,848)	—
Retained earnings	429,254	173,186
Accumulated other comprehensive loss	(5,729)	(1,632)

Total stockholders’ equity	1,749,757	1,531,686

Total liabilities and stockholders’ equity	$3,941,567	$3,594,599

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
Operating activities
Net income	$291,992	$93,556
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	217,180	174,238
Prepaid royalties expensed	27,161	8,452
Gain on dispositions of property, plant and equipment	(178)	(17,658)
Employee stock-based compensation expense	9,768	4,050
Changes in:
Receivables	(29,646)	43,877
Inventories	3,923	(22,908)
Coal derivative assets and liabilities	(57,929)	(2,543)
Accounts payable and accrued expenses	28,821	(76,275)
Deferred income taxes	8,067	6,382
Other	8,935	53,211

Cash provided by operating activities	508,094	264,382

Investing activities
Capital expenditures	(414,125)	(423,885)
Proceeds from dispositions of property, plant and equipment	1,069	69,860
Purchases of investments and advances to affiliates	(4,359)	(5,152)
Additions to prepaid royalties	(19,429)	(19,373)
Reimbursement of deposits on equipment	2,697	18,325

Cash used in investing activities	(434,147)	(360,225)

Financing activities
Net proceeds from commercial paper and net borrowings on lines of credit	50,882	134,108
Net payments on other debt	(10,995)	(10,408)
Debt financing costs	(233)	(139)
Dividends paid	(35,989)	(28,725)
Purchases of treasury stock	(47,932)	—
Issuance of common stock under incentive plans	6,306	1,873

Cash provided by (used in) financing activities	(37,961)	96,709

Increase in cash and cash equivalents	35,986	866
Cash and cash equivalents, beginning of period	5,080	2,523

Cash and cash equivalents, end of period	$41,066	$3,389

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA:
Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; expenses resulting from early extinguishment of debt; and other non-operating expenses.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income	$97,848	$27,280	$291,992	$93,556
Income tax expense (benefit)	(26,881)	5,100	26,059	7,350
Interest expense, net	16,784	16,638	55,100	51,505
Depreciation, depletion and amortization	72,185	58,628	217,180	174,238
Non-operating expense	—	806	—	2,126

Adjusted EBITDA	$159,936	$108,452	$590,331	$328,775

Reconciliation of Adjusted EBITDA to Net Income — 2008 Targets

	Targeted Results
	Year Ended
	December 31, 2008
	Low	High
	(Unaudited)
Net income	$333,000	$370,000
Income tax expense	36,000	54,000
Interest expense, net	70,000	65,000
Depreciation, depletion and amortization	287,000	292,000

Adjusted EBITDA	$726,000	$781,000